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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Esquire Communications Ltd.:


We consent to the use of our report included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

Our report dated March 27, 1998 contains an explanatory paragraph that states that KPMG Peat Marwick LLP also audited the combination of the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 pooling-of-interests.


                                                           KPMG Peat Marwick LLP


San Diego, California
July 20, 1998